UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2013

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On December 18, 2013, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a $300 million unsecured delayed draw term loan facility (the “$300 Million Unsecured Term Loan Facility”) with U.S. Bank, N.A., and SunTrust Robinson Humphrey, Inc., serving together as joint book runners and joint lead arrangers, U.S. Bank, N.A., serving as agent, SunTrust Bank serving as syndication agent, Branch Banking and Trust Company and Union Bank, N.A., serving as documentation agents, and JPMorgan Chase Bank, N.A., and Bank of America, N.A., serving as participants.
The term of the $300 Million Unsecured Term Loan Facility is five years with a maturity date of January 31, 2019. Additionally, Piedmont OP has the option to increase the facility by an additional $200.0 million, provided that Piedmont OP is not in default as of the time of the request. Any expansion of the facility would be coterminous with the maturity of the original $300 million loan. Piedmont OP paid customary arrangement and upfront fees to the lenders in connection with the closing of the $300 Million Unsecured Term Loan Facility.
The $300 Million Unsecured Term Loan Facility contains a delayed funding feature, whereby, subject to certain terms and conditions, Piedmont OP may elect to have the loan funded, in whole or in part, at any time between December 18, 2013 and July 31, 2014. If Piedmont OP chooses not to draw the entire $300 million commitment by January 31, 2014, additional fees would be due to the lenders. Further, fees on any unused commitment would continue to be incurred until the entire commitment is either utilized or the commitments are terminated.
The $300 Million Unsecured Term Loan Facility has the option to bear interest at varying levels based on the sum of (i) the London Interbank Offered Rate (“LIBOR”) or Base Rate (defined as the greater of the prime rate, the federal funds rate plus one-half of one percent, or 30-day LIBOR plus one percent), and (ii) a spread which can vary from 0.0% to 1.95% based on the credit rating levels issued for the Registrant or Piedmont OP. As of December 18, 2013, the stated interest rate spread was 1.20% based on the Registrant's current credit rating.
Under the terms of the $300 Million Unsecured Term Loan Facility, Piedmont OP is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.
The foregoing does not purport to be a complete description of the terms of the $300 Million Unsecured Term Loan Facility and is qualified in its entirety by reference to the $300 Million Unsecured Term Loan Facility agreement, which is attached as Exhibit 10.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
10.1
Term Loan Agreement, dated as of December 18, 2013, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, U.S. Bank, N.A., and SunTrust Robinson Humphrey, Inc., as Joint Book Runners and Joint Lead Arrangers, U.S. Bank, N.A., as Agent, SunTrust Bank as Syndication Agent, the other banks signatory thereto as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: December 19, 2013	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Term Loan Agreement, dated as of December 18, 2013, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, U.S. Bank, N.A., and SunTrust Robinson Humphrey, Inc., as Joint Book Runners and Joint Lead Arrangers, U.S. Bank, N.A., as Agent, SunTrust Bank as Syndication Agent, the other banks signatory thereto as Lenders